Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Northrim BanCorp, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-120836) on Form S-8 of Northrim BanCorp Inc.’s Employee Stock Incentive Plan and Employee Stock Option and Restricted Stock Award Plan of our report dated March 15, 2010 with respect to the consolidated statement of operations, shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2009, which report appears in the December 31, 2011 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Anchorage, Alaska

March 13, 2012